Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2020, relating to the consolidated financial statements of Ooma, Inc. and subsidiaries (the “Company”) (which report expresses unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and No. 2016-02, Leases), appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 13, 2020